Exhibit 99.1

LENZ Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Corporate Highlights
Launched VIZZ® (aceclidine ophthalmic solution) 1.44% for the treatment of presbyopia in October 2025 and generated net product revenues of $1.6 million in the first quarter of launch
On pace for over 45,000 paid prescriptions filled from launch through Q1 2026, written by more than 10,000 prescribing eye care professionals
Compelling real-world performance of VIZZ, combined with broad prescriber uptake and encouraging early refill trends, reinforces confidence in its best-in-class profile and establishment of a durable new category
Management to host conference call today, March 24, 2026, at 8:30am EDT
SAN DIEGO, CA – March 24, 2026 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only aceclidine-based eye drop for the treatment of presbyopia, today reported financial results for the fourth quarter and full year ended December 31, 2025 and recent corporate highlights.
“We are encouraged by the early performance of VIZZ. We undoubtedly have a product that works, with broad prescriber uptake and early signs of encouraging refill dynamics reinforcing its best-in-class profile,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “We are clearly establishing a new category, with physicians building new habits of identifying appropriate patients and incorporating VIZZ into routine discussions. To accelerate this, we are leaning in by expanding our sales force, driving focused field execution and sharpening our physician messaging, as well as activating targeted consumer campaigns to establish VIZZ as a compelling alternative to reading glasses that is effective for the majority of presbyopes.”
Fourth Quarter 2025 and Recent Corporate Highlights
Commercial Launch
•First commercial product sale of VIZZ in October 2025, the first and only aceclidine-based eye drop for the treatment of presbyopia
•Q4 2025 product revenue of approximately $1.6 million, driven by over 20,000 filled prescriptions
•On pace for over 45,000 paid prescriptions from launch through Q1 2026
Strong Prescriber Adoption
•Broad uptake by eye care professionals (“ECPs”), with over 6,500 unique prescribers in Q4 2025, on pace to grow to over 10,000 through Q1 2026.
•Notably, over 55% of prescribing ECPs have written multiple times
Direct-to-Consumer Campaign Driving Awareness
•In January 2026, launched the “Make it VIZZable” direct-to-consumer (“DTC”) campaign featuring Sarah Jessica Parker across omni-channel digital platforms, supported by national television appearances on Good Morning America, The Today Show and Jimmy Kimmel Live.
•Strong initial consumer engagement, with VIZZ.com website traffic increasing as much as 10x following national media activations.
•The Company plans to continue its digital campaign and expand into network television advertising in select markets in early Q2 2026.

Expansion of Commercial Infrastructure
•To support growing demand and broad prescriber base, LENZ is expanding its sales organization from 88 to 117 territories, increasing the frequency and reach of ECP engagement. The expanded sales force is expected to be fully deployed in Q2 2026.
Advancing Global Regulatory Strategy and Expanding International Partnerships
•In March 2026, LENZ submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for VIZZ for the treatment of presbyopia. This submission represents the fifth ex-U.S. regulatory filing for VIZZ. Additional recent NDA submissions include Thailand and Singapore in Q1 2026, in addition to South Korea in Q4 2025 and China in Q3 2025.
•In January 2026, LENZ announced an exclusive commercialization partnership with Lunatus for the Middle East. Under the terms of the agreement, LENZ will receive upfront payments, regulatory and commercial milestones, and a significant share of regional revenue through a pre-determined minimum product supply price. This agreement represents the Company’s fourth ex-U.S. commercialization partnership for VIZZ.
Financial Results for Fourth Quarter and Year Ended December 31, 2025
Cash Position: Cash, cash equivalents and marketable securities were $292.3 million as of December 31, 2025, which is anticipated to fund operations to post-launch positive operating cash flow.
Product Sales, net: Product sales, net was $1.6 million for the fourth quarter and year ended December 31, 2025. FDA approval of VIZZ occurred in July 2025 and the first commercial product sales were initiated in October 2025.
License Revenue: License revenue was zero and $17.5 million for the fourth quarter and year ended December 31, 2025. In 2025, license revenue included upfront payments totaling $7.5 million under multiple ex-US license and commercialization agreements, in addition to the achievement of two regulatory milestones totaling $10.0 million under the development and commercialization agreement in Greater China. There were no license revenues in 2024.
Cost of Sales: Cost of sales was $0.4 million for the fourth quarter and year ended December 31, 2025 in connection with sales of VIZZ, driven primarily by indirect product costs associated with ongoing manufacturing activities. There was no cost of sales during the year ended December 31, 2024.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses were $39.6 million and $91.1 million for the fourth quarter and year ended December 31, 2025, compared to $9.4 million and $28.8 million during the same periods in 2024, respectively. The increases in our SG&A expenses were primarily driven by increases in headcount, including the hiring of our 88-territory sales force, pre-commercial and commercial marketing, advertising and sales infrastructure as we prepared for and executed the commercial launch of VIZZ and preparations to initiate the DTC marketing campaign in 2026. Total SG&A non-cash stock-based compensation expense was $3.7 million and $10.9 million for the three months and year ended December 31, 2025, compared to $1.3 million and $4.5 million during the same periods in 2024.
Research and Development (R&D) Expenses: R&D expenses decreased to zero and $18.7 million for the fourth quarter and year ended December 31, 2025, compared to $5.9 million and $29.8 million during the same periods in 2024, respectively. The decrease in our R&D expenses was primarily due to the conclusion of our positive Phase 3 CLARITY study in March 2024 and subsequent approval of VIZZ in July 2025. Total R&D non-cash stock-based compensation expense was zero and $1.6 million for the three months and year ended December 31, 2025, compared to $0.3 million and $1.9 million during the same periods in 2024.
Net Loss: Net loss and basic and diluted net loss per share for the fourth quarter and year ended December 31, 2025, was $35.9 million, or $1.16 per share, and $82.1 million, or $2.85 per share, compared to a net loss of $12.7 million, or $0.46 per share, and $49.8 million, or $2.34 per share, during the same periods in 2024, respectively.
Conference Call Information
The Company will host a conference call and webcast today, Tuesday, March 24, 2026, at 8:30 a.m. EDT. To participate in the conference call via telephone, dial (800) 715-9871 (Domestic) or (646) 307-1963 (International) and enter code 5138264. The live webcast can be accessed here and on the LENZ Therapeutics website at www.LENZ-tx.com in the Investors & Media section. A replay of the webcast will be available on the Company’s website for 30 days following the event.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging, impacting the daily lives of nearly all people over the age of 45. As people age, the crystalline lens in their eyes gradually hardens and becomes less able to change shape. This loss of elasticity of the lens reduces the ability of the lens to focus incoming light from near objects onto the retina. Adults over 50 years of age lose, on average, 1.5 lines of near vision every six years. Although the progression of presbyopia is gradual, presbyopes often experience an abrupt change in their daily life as the symptoms become more pronounced starting in their mid-40s, when reading glasses or other corrective aids are suddenly necessary to read text or conduct close-up work. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About VIZZ (aceclidine ophthalmic solution) 1.44%
VIZZ (aceclidine ophthalmic solution) 1.44% is a once-daily eye drop developed to restore clear near vision for up to 10 hours. Aceclidine is the sole active ingredient in VIZZ and provides rapid and durable near vision improvement. VIZZ is preservative-free and provided in single-dose vials. VIZZ is a predominantly pupil selective miotic that interacts with the iris with minimal ciliary muscle stimulation. VIZZ causes contraction of the iris sphincter muscle, resulting in a pinhole effect that extends depth of focus to improve vision. For more information, please visit www.VIZZ.com.
VIZZ Indication and Important Safety Information
INDICATION
VIZZ (aceclidine ophthalmic solution) 1.44% is a prescription eye drop used to treat age-related blurry near vision (presbyopia) in adults.
IMPORTANT SAFETY INFORMATION
•Do not use VIZZ if allergic to any of the ingredients.
•To help avoid potential eye injury or contamination of the product, do not allow the vial tip to touch the eye or any surfaces. Discard the opened vial immediately after use.
•Contact lenses should be removed before using VIZZ. After dosing, contact lenses can be reinserted after 10 minutes.
•If using more than one topical eye medication, the medicines should be administered at least 5 minutes apart.

•Temporary dim or dark vision may be experienced after using VIZZ. Do not drive or operate machinery if vision is not clear.
•Seek immediate medical care if sudden onset of flashing lights, floaters, or vision loss is experienced.
ADVERSE REACTIONS
The most common reported adverse reactions of participants were instillation site irritation (20%), dim vision (16%), and headache (13%). Adverse reactions reported in >5% of participants were conjunctival hyperemia (8%) and ocular hyperemia (7%). The majority of adverse reactions were mild, transient, and self-resolving.
For additional information, please see the full Prescribing Information available at www.VIZZ.com/full-prescribing-information.pdf.
About LENZ Therapeutics
LENZ Therapeutics is a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only FDA-approved aceclidine-based eye drop for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is commercializing VIZZ in the United States and continues to establish licensing partnerships internationally to provide access to VIZZ globally. LENZ is headquartered in San Diego, California. For more information, visit www.VIZZ.com and www.LENZ-tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. ” Forward-looking statements in this press release include statements regarding LENZ’s plans to expand its sales force; the ability of LENZ’s sales and marketing activities to increase commercial awareness and adoption of VIZZ; expected sales and prescription data through the first quarter of 2026; cash runway expectations; the potential market size for VIZZ; its ability to meet patient needs and become standard of care; LENZ commercialization plans, including international partnering plans and expectations under existing commercial arrangements; and the quotations of LENZ management. These statements are based on numerous assumptions concerning VIZZ, target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Annual Report on Form 10-K to be filed for the year ended December 31, 2025 and our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:
Dan Chevallard
LENZ Therapeutics

IR@LENZ-Tx.com

LENZ Therapeutics, Inc.
Selected Consolidated Balance Sheets Highlights
(in thousands)

	December 31,
	2025	2024
Cash and cash equivalents	$25,179	$20,158
Marketable securities	267,168	188,872
Total assets	305,876	215,304
Total liabilities	21,537	11,220
Total stockholders’ equity	284,339	204,084

LENZ Therapeutics, Inc.
Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Product sales, net	$1,588	$—	$1,588	$—
License revenue	—	—	17,500	—
Total revenue	1,588	—	19,088	—
Operating expenses:
Cost of sales	418	—	418	—
Selling, general and administrative	39,633	9,357	91,138	28,809
Research and development	—	5,868	18,670	29,801
Total operating expenses	40,051	15,225	110,226	58,610
Loss from operations	(38,463)	(15,225)	(91,138)	(58,610)
Other income:
Other (expense) income	(417)	8	(243)	289
Interest income	2,986	2,566	9,756	8,553
Total other income, net	2,569	2,574	9,513	8,842
Net loss before income taxes	(35,894)	(12,651)	(81,625)	(49,768)
Income tax expense	2	1	502	1
Net loss	$(35,896)	$(12,652)	$(82,127)	$(49,769)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	15	(327)	46	190
Comprehensive loss	$(35,881)	$(12,979)	$(82,081)	$(49,579)
Net loss per share, basic and diluted	$(1.16)	$(0.46)	$(2.85)	$(2.34)
Weighted-average common shares outstanding, basic and diluted	31,071,010	27,492,616	28,813,164	21,281,038